[KILPATRICK STOCKTON LETTERHEAD]

Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
www.KilpatrickStockton.com

May 15, 2002

PracticeWorks, Inc.
1765 The Exchange
Suite 200
Atlanta, Georgia 30339

Ladies and Gentlemen:

We have acted as counsel to PracticeWorks, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3, File No. 333-87650 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 5,201,480 shares (the "Shares") of its common stock, $.01 par value per share (the "Common Stock"), to be sold to the underwriters named in the Registration Statement (the "Underwriters"), for resale by them to the public. Of these shares, 3,750,000 are to be sold by the Company, 773,026 are to be sold by the selling shareholders identified in the Registration Statement, and an additional 678,454 shares of Common Stock are subject to an over-allotment option granted to the Underwriters by the Company.

In connection with this opinion, we have examined the Company's Restated Certificate of Incorporation, as amended, and By-Laws, as amended; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement (including the information incorporated by reference therein) and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that, when sold by the Company pursuant to the Registration Statement, and provided no stop order shall have been issued by the Commission relating thereto, the Shares will be validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Letter to PracticeWorks, Inc.
May 15, 2002

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matter or opinion set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm's name therein and in the Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, KILPATRICK STOCKTON LLP
By:	/s/ REINALDO PASCUAL Reinaldo Pascual, a Partner